FOR IMMEDIATE RELEASE Contact: John Fuller, Chief Financial Officer 760-929-8226

RUBIO’S® Restaurants, Inc. Reports 2006
second Quarter earnings

CARLSBAD, CA - August 2, 2006 - Rubio's(R) Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the second quarter and year-to-date ended June 25, 2006.

Second Quarter Results

•	Revenues rose 3.1% to $37.2 million from $36.0 million for the same quarter last year.
•	Comparable store sales increased 0.3% (versus comparable store sales increase of 1.2% for the same quarter last year). Transactions increased 1.1% and check average decreased 0.8%.
•	Net income was $439,000 as compared to net income of $909,000 for the same quarter last year.
•	Earnings per share were $0.05 per diluted share as compared to $0.09 per diluted share for the same quarter last year.
•	Restaurant operating cash flow margins were 16.1% as compared to 17.5% in the same quarter last year.
•	Adjusted EBITDA was $2.5 million as compared to $3.1 million for the same quarter last year.
•	Average unit volumes for the trailing four quarters were $964,000.

The decrease in earnings from a year ago is primarily due to sales not growing at the levels needed to absorb and exceed the incremental costs incurred. The Company is continuing to pursue and implement numerous initiatives to improve sales trends including: menu refinement related to ease-of-use, menu mix management, and profitability analysis; new marketing programs and new products to drive interest in the Rubio’s brand; restaurant re-imaging to improve the look, feel, and energy level of our restaurants; people selection programs focused on hiring, training, coaching and retaining caring and committed team members; better delivery of store-level operational standards to improve the overall guest experience; and enhanced guest response and guest feedback programs to better meet the needs of our guests.

The Company continues to see cost pressures on the expense side. Comparing the second quarter in 2006 to the second quarter of 2005, cost of sales were 1.3% of restaurant revenues higher due primarily to lower price point promotions this year and an increase in seafood costs. While restaurant labor stayed consistent with prior year, restaurant occupancy and other expenses continue to reflect higher utility costs and common area maintenance charges. Depreciation and amortization increased by $158,000 due to new restaurants opened in late 2005 as well as the Company’s restaurant re-image program. The Company was able to reverse $247,000 of store closure accrual by subleasing its Portland location that closed last year. General & administrative expenses increased by $344,000 primarily due to legal fees and stock compensation expense.

“We continue to focus on enhancements to the overall guest experience at Rubio’s in order to improve our sales performance,” said Ralph Rubio, Rubio’s Chairman and CEO. “In addition, new brand-building initiatives, a new advertising agency partner, and a renewed emphasis on operational excellence will assist us in increasing sales and earnings.”

Year-to-Date Results

•	Revenues rose 3.5% to $72.2 million from $69.8 million for the same two quarters last year.
•	Comparable store sales increased 0.6% (versus comparable store sales increase of 0.1% for the same time frame last year). Transactions decreased 0.5% and check average increased 1.1%.
•	Net income was $631,000 as compared to net income of $1,398,000 for the same two quarters last year.
•	Earnings per share were $0.07 per diluted share as compared to $0.14 per diluted share for the same two quarters last year.
•	Restaurant operating cash flow margins were 15.7% as compared to 17.1% in the same quarter last year.
•	Adjusted EBITDA was $4.5 million as compared to $5.8 million for the same quarter last year.

The reasons for the decrease in earnings in 2006 as compared to 2005 are consistent with the explanations provided above for the second quarter.

Development Update

•	The Company plans on opening 8 to 10 new restaurants by year end, a slight downward revision due to certain projects being delayed until 2007.
•
The three most recent Company owned restaurants are averaging approximately 30% above the system average. These three restaurants are the first to be built with our new prototype restaurant design which features were used for our re-imaged restaurants as well.

Non-GAAP Term Definitions

Restaurant operating cash flow margins are used by the Company to evaluate the performance of its restaurants and are calculated by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

Adjusted EBITDA is a typical non-GAAP measure - i.e., a measure calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles or “GAAP” for companies that issue public debt and certain valuation models used by investors. Although the Company has no debt, we believe the inclusion of Adjusted EBITDA as a financial measure of the Company’s performance is useful to its investors and securities analysts as a factor in their analysis of the Company. The Company uses Adjusted EBITDA in it’s evaluation of funding requirements for future development and other needs. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income, an indicator of cash flows from operations, or a measure of liquidity. The Company calculates Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, less store closure reversal plus depreciation and amortization.

The differences between Adjusted EBITDA and GAAP net income for the second quarter and year-to-date are as follows:

	13 weeks ended 6/25/06	13 weeks ended 6/26/05	26 weeks ended 6/25/06	26 weeks ended 6/26/05
	(in thousands)		(in thousands)

Net income	$439	$909	$631	$1,398
Income tax expense	263	424	384	732
Other income	(130)	(113)	(231)	(196)
Loss on disposal/sale of property	60	0	74	3
Store closure reversal	(247)	0	(247)	0
Depreciation and amortization	2,069	1,911	3,929	3,847
	$2,454	$3,131	$4,540	$5,784

Conference Call

The Company will host a conference call on Thursday, August 3, 2006 at 8:00 a.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at vcall.com or through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.  A recording of the conference call also will be available for 12 months through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc.

Rubio's Fresh Mexican Grill® (NASDAQ: RUBO) Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled, marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled Mahi Mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street TacosSM, burritos, salads and bowls, tacos, quesadillas, HealthMex® items with less than 20 percent of calories from fat, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 150 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005

RESTAURANT SALES	$37,068	$35,964	$72,095	$69,663
FRANCHISE AND LICENSING REVENUES	84	71	140	129
TOTAL REVENUES	37,152	36,035	72,235	69,792

COST OF SALES	10,363	9,597	19,900	18,707
RESTAURANT LABOR	11,867	11,527	23,420	22,744
RESTAURANT OCCUPANCY AND OTHER	8,869	8,540	17,424	16,326
GENERAL AND ADMINISTRATIVE EXPENSES	3,584	3,240	6,903	6,182
DEPRECIATION AND AMORTIZATION	2,069	1,911	3,929	3,847
PRE-OPENING EXPENSES	15	0	48	49
STORE CLOSURE REVERSAL	(247)	0	(247)	0
LOSS ON DISPOSAL/SALE OF PROPERTY	60	0	74	3

OPERATING INCOME	572	1,220	784	1,934
OTHER INCOME	130	113	231	196

INCOME BEFORE INCOME TAXES	702	1,333	1,015	2,130
INCOME TAX EXPENSE	263	424	384	732

NET INCOME	$439	$909	$631	$1,398

NET INCOME PER SHARE:
Basic	$0.05	$0.10	$0.07	$0.15
Diluted	$0.05	$0.09	$0.07	$0.14

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	June 25, 2006	June 26, 2005	June 25, 2006	June 26, 2005

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	28.0%	26.7%	27.6%	26.9%
RESTAURANT LABOR (1)	32.0%	32.1%	32.5%	32.6%
RESTAURANT OCCUPANCY AND OTHER (1)	23.9%	23.7%	24.2%	23.4%
GENERAL AND ADMINISTRATIVE EXPENSES	9.6%	9.0%	9.6%	8.9%
DEPRECIATION AND AMORTIZATION	5.6%	5.3%	5.4%	5.5%
PRE-OPENING EXPENSES	0.0%	0.0%	0.1%	0.1%
STORE CLOSURE REVERSAL	0.7%	0.0%	0.3%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.2%	0.0%	0.1%	0.0%
OPERATING INCOME	1.5%	3.4%	1.1%	2.8%
OTHER INCOME	0.3%	0.3%	0.3%	0.3%
INCOME BEFORE INCOME TAXES	1.9%	3.7%	1.4%	3.1%
INCOME TAX EXPENSE	0.7%	1.2%	0.5%	1.0%
NET INCOME	1.2%	2.5%	0.9%	2.0%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 25, 2006	December 25, 2005
	(unaudited)

CASH AND SHORT-TERM INVESTMENTS	$11,436	$11,071
OTHER CURRENT ASSETS	4,135	5,426
PROPERTY - NET	32,233	30,601
LONG-TERM INVESTMENTS	3,052	3,675
OTHER ASSETS	8,510	7,818
TOTAL ASSETS	$59,366	$58,591

CURRENT LIABILITIES	$11,612	$11,958
OTHER LIABILITIES	5,183	5,668
STOCKHOLDERS' EQUITY	42,571	40,965
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$59,366	$58,591